Exhibit 3.2

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.
The name of the corporation is The ODP Corporation.

2.
The Certificate of Incorporation of the corporation is hereby amended by changing the Article thereof numbered Eight so that, as amended, said Article shall be and read as follows:

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, no director or officer of this corporation shall be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer, as applicable. Any repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

3.
That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

By: /s/ Sarah E. Hlavinka

Sarah E. Hlavinka

Executive Vice President, Chief Legal Officer and
Corporate Secretary